Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
2013 EXPLORATION AND DEVELOPMENT BUDGET

FRISCO, TEXAS, January 7, 2013 -- Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE:CRK) announced that it plans to spend approximately $420 million in 2013 for development and exploration activities.  The 2013 drilling program will focus on the continued development and delineation of the Company’s Eagle Ford shale properties in South Texas and its Wolfbone properties in West Texas.  Minimal drilling is anticipated in the Company's East Texas/North Louisiana region which is predominately natural gas.  Comstock expects to utilize six operated drilling rigs for its drilling activity.  Three rigs will be focused in the Eagle Ford shale in South Texas and three rigs will be drilling in West Texas.

The 2013 Plan includes drilling 85 (58.1 net) wells.  Forty-two (27.3 net) of the wells will be horizontal Eagle Ford shale wells, 25 (19.9 net) of the wells will be vertical Wolfbone wells and 8 (7.3 net) of the wells will be horizontal Wolfcamp wells.  The 2013 budget also includes plans to drill 10 (3.6 net) Haynesville/Bossier shale wells which will be drilled as required to hold acreage.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Louisiana and Texas.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.